Exhibit 10.5

AUSPEX PHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Auspex Pharmaceuticals, Inc. (“Auspex”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service on and following the date of the underwriting agreement between Auspex and the underwriters managing the initial public offering of the common stock of Auspex (the “Common Stock”), pursuant to which the Common Stock is priced in such initial public offering (the “Effective Date”). This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $30,000

b.	Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $20,000

2.	Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $7,500

b.	Member of the Compensation Committee: $5,000

c.	Member of the Nominating & Governance Committee: $3,000

3.	Annual Committee Chair Service Retainer (in addition to Committee Member Service Retainer):

a.	Chairman of the Audit Committee: $7,500

b.	Chairman of the Compensation Committee: $5,000

c.	Chairman of the Nominating & Governance Committee: $3,000

Equity Compensation

The equity compensation set forth below will be granted under the Auspex Pharmaceuticals, Inc. 2014 Equity Incentive Plan (the “Plan”), subject to the Auspex stockholders’ approval of the

1.

Plan. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for death, disability or cause, the post-termination exercise period will be 12 months from the date of termination).

1. Annual Grant: On the date of each Auspex’s annual stockholder meeting held after the Effective Date, each Eligible Director who continues to serve as a non-employee member of the Board will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for                  shares of Common Stock. The shares subject to the stock option will vest on the one year anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2.